EXHIBIT 2.1.4

INTELLECTUAL PROPERTY AGREEMENT

By and between

AGERE SYSTEMS INC.

and

TRIQUINT SEMICONDUCTOR, INC.

Dated as of January 2, 2003

i

INTELLECTUAL PROPERTY AGREEMENT

THIS INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”) is made by and between AGERE SYSTEMS INC., a Delaware corporation (“Agere” or “Seller”) and TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation with offices at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 (“Buyer”).  Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

A.            WHEREAS, this Agreement is provided as Exhibit B to a certain Asset Purchase Agreement dated as of October 21, 2002 (the “Purchase Agreement”) entered into by and between Agere and Buyer pursuant to which Agere is selling and Buyer is acquiring certain Purchased Assets, as that term is defined in the Purchase Agreement.  This Agreement is executed upon the signing by all Parties and shall become effective concurrent with and on the Closing Date of the Purchase Agreement (the “Effective Date”);

B.            WHEREAS, this Agreement is intended by the parties to address, among other things, the intellectual property rights and Information either included in the Purchased Assets or licensed to Buyer; and

C.            WHEREAS, in connection with the sale and purchase of the Optoelectonics Business, Seller agrees to assign certain intellectual property rights to Buyer and to license certain intellectual property rights to Buyer, in each case in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound thereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

                1.01         Unless otherwise defined in Appendix A attached hereto, as used in this Agreement any term in initial capital letters shall have the meaning ascribed thereto in the Purchase Agreement.

ARTICLE II

ASSIGNMENT OF SOFTWARE

                2.01         Seller hereby transfers and assigns, subject to Section 2.02, to Buyer all of its worldwide right, title and interest in the Assigned Software, including all copyrights, know-how, trade secrets and other intellectual property rights therein, as well as the right to bring actions, at law or in equity for the infringement or other impairment thereof, whether such infringement or impairment occurred prior to or after the Effective Date, including the right to receive all proceeds or damages therefrom. Such transfer does not include a transfer of, or license under, any patents; any such transfer or license under any such patent being specifically set forth in Articles VI and VII herein. The transfer of the Assigned Software shall be subject to all prior written agreements (or replacement agreements thereof) between Seller, its predecessors (including AT&T Corp. and its Subsidiaries and Lucent Technologies Inc. and its Subsidiaries) or its Related Companies, and one or more third parties that have an effective date prior to the Effective Date of this Agreement, none of which will have a material adverse affect on Buyer’s use of the Assigned Software in operation of the Optoelectronics Business as it existed as of the Effective Date.

                2.02         Buyer grants to Seller, in consideration for the transfer and assignment of the Assigned Software by Seller to Buyer pursuant to Section 2.01, a personal, nonexclusive, non-transferable (except as provided in Article XI), irrevocable (subject to Article X), worldwide, royalty-free license to use, copy and distribute the Assigned Software, and create, use, copy and distribute Derivative Works from the Assigned Software with respect to any products or services of the businesses in which Seller or any of its Related Companies is now or hereafter engaged.

                2.03         Seller agrees to deliver to Buyer copies of all Code of whatever kind in whatever medium that embody the Assigned Software within 30 days of the Effective Date. To Seller’s knowledge, all of the Assigned Software will, as of the Effective Date, be included in the Principal Equipment transferred to the Buyer or otherwise in the possession of the Transferred Employees. Notwithstanding the above, Seller agrees to take all steps reasonably requested by Buyer after the Effective Date in connection with delivering to Buyer any missing parts of the Assigned Software to the extent such Assigned Software exists within Seller.  Buyer agrees that the previous sentence provides Buyer’s sole remedy for Seller’s failure to deliver the Assigned Software.

ARTICLE III

SOFTWARE LICENSES

3.01         Seller hereby grants to Buyer a fully paid-up, royalty-free worldwide, irrevocable (subject to Article X), non-transferable (except as provided in Article XI) and nonexclusive license to use, copy, sublicense and distribute the Licensed Software, and create, use, copy, sublicense and distribute Derivative Works from the Licensed Software in connection with the conduct or operation of the Optoelectronics Business, under any and all copyright, trade secret and other intellectual property rights (other than patent rights which are specifically granted in Articles VI and VII herein) in the Licensed Software owned by Seller or its Related Companies or in which Seller or its Related Companies have a right to license as of the Effective Date including, but not limited to, the right (i) to reproduce the Code of and Documentation for such Licensed Software; (ii) to sell, lease, sublicense (but only to the extent that Seller has a right to authorize Buyer to grant such a sublicense and provided that Seller shall not be obligated to pay any consideration for such sublicense authorization) or otherwise transfer copies of the Licensed Software and Derivative Works therefrom, in whole or in part for use within the scope of the

Optoelectronics Business; and (iii) to combine the Licensed Software and Derivative Works therefrom with other software or hardware within the scope of the Optoelectronics Business.

                3.02         Seller agrees to deliver to Buyer, within 30 days of the Effective Date, complete and useable copies of the Licensed Software and any related Documentation and Code. To Seller’s knowledge, all of the Licensed Software will, as of the Effective Date, be included in the Principal Equipment transferred to Buyer or otherwise in the possession of the Transferred Employees.  Notwithstanding the foregoing, Seller agrees to take all steps reasonably requested by Buyer in connection with promptly delivering to Buyer any copies of any components of the Licensed Software, Documentation and Code not delivered to Buyer as of the Effective Date. Buyer agrees that the previous sentence provides Buyer’s sole remedy for Seller’s failure to deliver the Licensed Software.

                3.03         The Parties recognize that the best or only available copy of certain Assigned Software and Licensed Software may reside, after the Effective Date, within the Optoelectronics Business or in the possession of the Optoelectronics Business, and that Seller may require certain access to or copies of the Assigned Software and Licensed Software for purposes consistent with this Agreement, which, because of inadvertence or oversight, a copy was not retained by or made available to Seller prior to the Effective Date.  To that end, Buyer agrees, upon receiving a written request from Seller, to provide, within a commercially reasonable amount of time after receipt of Seller’s written request, copies of any portion of the Assigned Software and Licensed Software, in the form such software was delivered from Seller to Buyer as of the Effective Date, in order for Seller or one of its Related Companies to exercise its rights in accordance with this Agreement.  Any reasonable costs associated with the assembling, copying and delivering of such requested Assigned Software and Licensed Software shall be borne by Seller. Seller agrees that the second preceding sentence provides Seller’s sole remedy for Buyer’s failure to deliver the Licensed Software, and is specifically enforceable.

ARTICLE IV

ASSIGNMENT OF INFORMATION

                4.01         Seller hereby transfers and assigns, subject to Section 4.02, to Buyer all of its worldwide right, title and interest in and to the Assigned Technical Information including all copyright, trade secret, know-how and intellectual property rights therein, as well as the right to bring actions at law or in equity for the infringement or other impairment thereof,  whether such infringement or impairment occurred prior to or after the Effective Date, including the right to receive all proceeds or damages therefrom. Such transfer does not include a transfer of, or license under, any patents; any such license or transfer under any such patent being specifically set forth in Articles VI and VII herein.  The transfer of such Assigned Technical Information shall be subject to all prior written agreements (or replacement agreements thereof) between Seller, its predecessors (including AT&T Corp. and its Subsidiaries and Lucent Technologies Inc. and its Subsidiaries) or its Related Companies, and one or more third parties that have an effective date prior to the

Effective Date of this Agreement, none of such prior written agreements will have a material adverse affect on Buyer’s use of the Assigned Technical Information in operation of the Optoelectronics Business as it existed as of the Effective Date.

                4.02         In consideration for the transfer and assignment of the Assigned Technical Information by Seller to Buyer pursuant to Section 4.01, Buyer grants to Seller a personal, nonexclusive, non-transferable (except as provided in Article XI), irrevocable (subject to Article X), worldwide, royalty-free license to use, copy and distribute the Assigned Technical Information, and create, use, copy and distribute Derivative Works from the Assigned Technical Information with respect to any products or services of the businesses in which Seller or any of its Related Companies is now or hereafter engaged for any Permitted Use.

4.03         Seller agrees to deliver to Buyer, within 30 days of the Effective Date, copies of all documents of whatever kind in whatever medium, whether electronic or otherwise, that embody the Assigned Technical Information. To Seller’s knowledge, all of the Assigned Technical Information will, on the Effective Date, be included in the Business Records transferred to Buyer or otherwise in the possession of the Transferred Employees.  Notwithstanding the foregoing, Seller agrees to take all steps reasonably requested by Buyer in connection with delivering to Buyer any documents that embody the Assigned Technical Information not delivered to Buyer on the Effective Date.  Buyer agrees that the previous sentence provides Buyer’s sole remedy for Seller’s failure to deliver the Assigned Technical Information.

4.04         The Parties recognize that the best or only available copy of certain Assigned Technical Information may reside, after the Effective Date, within the Optoelectronics Business or in the possession of the Optoelectronics Business, and that Seller may require certain access to or copies of the Assigned Technical Information for purposes consistent with this Agreement, which, because of inadvertence or oversight, a copy was not retained by or made available to Seller prior to the Effective Date.  To that end, Buyer agrees, upon receiving a written request from Seller, to provide, within a commercially reasonable amount of time after receipt of Seller’s written request, copies of any portion of the Assigned Technical Information, in the form such information was delivered from Seller to Buyer as of the Effective Date, in order for Seller or one of its Related Companies  to exercise its rights in accordance with this Agreement.  Any reasonable costs associated with the assembling, copying and delivering of such requested Assigned Technical Information shall be borne by Seller. Seller agrees that the second preceding sentence provides Seller’s sole remedy for Buyer’s failure to deliver the identified information, and is specifically enforceable.

ARTICLE V

LICENSES TO INFORMATION

5.01         Seller grants to Buyer a fully paid-up, royalty-free worldwide, irrevocable (subject to Article X), non-transferable (except as provided in Article XI) and nonexclusive license to use, copy, sublicense and distribute Licensed Technical Information, and create, use, copy, sublicense and distribute Derivative Works from the Licensed Technical Information, in connection with the conduct and operation of the Optoelectronics Business under any and all copyright, trade secret and other intellectual property rights in such Licensed Technical Information (other than patent rights which are specifically granted in Article VI herein) owned by Seller as of the Effective Date.

5.02         Seller grants to Buyer a personal, non-transferable (except as provided in Article X) and nonexclusive right, as an attribute of the right to use the Licensed Technical Information in Section 5.01, to communicate (subject to confidentiality provisions as least as restrictive as those in Section 14.05) portions of and grant nonexclusive sublicenses (of the same scope as the licenses granted to Buyer under Section 5.01) to such Licensed Technical Information to third party suppliers or manufacturers for the procurement by Buyer of materials, manufacturing facilities, parts and/or components reasonably necessary for use by Buyer in the manufacture and assembly of products related to the Optoelectronics Business in accordance with this Agreement.

5.03         Seller agrees to deliver to Buyer, within 30 days of the Effective Date, copies of all documents of whatever kind in whatever medium, whether electronic or otherwise, that embody the Licensed Technical Information. To Seller’s knowledge, all of the Licensed Technical Information will, on the Effective Date, be included in the Business Records transferred to Buyer or otherwise in the possession of the Transferred Employees.  Notwithstanding the foregoing, Seller agrees to take all steps reasonably requested by Buyer in connection with delivering to Buyer any documents that embody the Licensed Technical Information not delivered to Buyer on the Effective Date.  Buyer agrees that the previous sentence provides Buyer’s sole remedy for Seller’s failure to deliver the Licensed Technical Information.

5.04         The Parties recognize that the best or only available copy of certain Licensed Technical Information may reside, after the Effective Date, within the Optoelectronics Business or in the possession of the Optoelectronics Business, and Seller may require certain access to or copies of the Licensed Technical Information for purposes consistent with this Agreement, which because of inadvertence or oversight, a copy was not retained by or made available to Seller prior to the Effective Date.  To that end, Buyer agrees, upon receiving a written request from Seller, to provide, within a commercially reasonable amount of time after receipt of Seller’s written request, copies of any portion of the Licensed Technical Information, in the form such information was delivered from Seller to Buyer as of the Effective Date, in order for Seller or one of its Related Companies to exercise its rights in accordance with this Agreement. Any reasonable costs associated with the assembling, copying and delivering of such requested Licensed Technical Information shall be borne by Seller. Seller agrees that the second preceding sentence provides Seller’s sole remedy for Buyer’s failure to deliver the identified information, and is specifically enforceable.

ARTICLE VI

PATENT LICENSES

6.01         Subject to the consideration recited in the Purchase Agreement, Seller hereby grants to Buyer a personal, fully paid-up, royalty-free, worldwide, non-transferable (except as provided in Article XI), irrevocable (subject to Article X) and nonexclusive license under the Licensed Patents, excluding the Assigned Applications and Manufacturing Inventions of the Licensed Patents, to make, have made, use, sell, offer to sell, lease and import Optoelectronics Products. Licenses granted in this Section 6.01 to Buyer are not to be construed either (i) as consent by Seller to any act which may be performed by Buyer, except to the extent impacted by a patent licensed herein to Buyer, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

6.02         The patent licenses granted hereunder to Licensed Patents shall extend until the patent’s expiration or the expiration of as much of such term as Seller has the right to grant, unless otherwise terminated in accordance with the terms of this Agreement.

6.03         Seller’s failure to meet any obligation hereunder, due to assignment of title to any invention or patent, or the granting of any licenses, to the United States Government or any agency or designee thereof as required under a statute or regulation of such Government or agency shall not constitute a breach of this Agreement.

6.04         Seller grants to Buyer a sublicense under those patent license rights granted to Seller by any third party pursuant to any patent license agreement between such third party and Seller existing as of the Effective Date of this Agreement, but only to the extent that Seller has a right to grant such a sublicense and provided that Seller shall not be obligated to pay any consideration for such sublicense or relinquish its own licenses.

6.05         The have made rights granted to Buyer hereunder shall not be exercised in a manner that the exercise of such have made rights is a sham to sublicense the Licensed Patents to a third party and not for bona fide business purposes of the Buyer.

ARTICLE VII

ASSIGNMENT OF PATENT APPLICATIONS AND LICENSE BACK

                Seller assigns all Assigned Patent Applications to Buyer, as follows:

7.01         Seller agrees to transfer and assign, at Buyer’s sole expense, pursuant to the Patent Application Assignment attached as Appendix G hereto, to Buyer all of its worldwide right, title and interest in and to the Assigned Patent Applications and all rights, privileges, obligations and priorities of Seller in such Assigned Patent Applications, including but not limited to (i) the ownership of all patents that may issue on such Assigned Patent Applications; (ii) the right to sue at law or in equity in respect of past, present and future infringement of any of such Assigned Patent Applications or patents issuing from Assigned Patent Applications; and (iii) the right to receive all proceeds or damages from any such infringement. Upon the Effective Date, Buyer shall assume all expenses related to the Assigned Patent Applications incurred after the Effective Date. The transfer of such Assigned Patent Applications shall be subject to all prior written agreements (or replacement agreements thereof) between Seller, its predecessors (including AT&T Corp. and its Subsidiaries and Lucent Technologies Inc. and its Subsidiaries) or its Related Companies, and one or more third parties that have an effective date prior to the Effective Date of this Agreement, none of such prior written agreements will have a material adverse affect on Buyer’s use of the Assigned Patent Applications in operation of the Optoelectronics Business as it existed as of the Effective Date.

                7.02         Buyer hereby licenses to Seller patents issuing from patent applications in Section 7.01, and from patents filed before January 1, 2004 resulting from inventions described in the Assigned Technical Information and/or the Assigned Software.  Said licenses shall be for the all products and services of Seller, on terms reciprocal to the terms of Article VI.

ARTICLE VIII

ASSIGNMENT OF TRADEMARKS

8.01         Seller agrees to transfer and assign, pursuant to the Trademark Assignment attached as Appendix F hereto, to Buyer all of its worldwide right, title and interest in and to the Assigned Marks and good will associated therewith as well as all rights, privileges and priorities of Seller, together with all income, royalties or payments due or payable as of the Effective Date, as well as the right to sue at law or in equity in respect of past, present and future infringement of any of such Assigned Marks, including the right to receive all proceeds or damages therefrom. Such assignment shall be subject to all agreements entered into between Seller, its predecessors (including AT&T Corp. and its Subsidiaries, and Lucent Technologies and its Subsidiaries) or its Related Companies, and one or more third parties prior to the Effective Date of this Agreement, none of such agreements will have a material adverse affect on Buyer’s use of the Assigned Marks in operation of the Optoelectronics Business as it existed as of the Effective Date.

8.02         Buyer shall bear any and all administrative and similar costs external to Seller related to the recordation or transfer of title of Assigned Marks from Seller to Buyer pursuant to Section 8.01 above. Seller shall execute all documents and perform all acts as required to give effect to the assignment and recording of the transfer of Assigned Marks to Buyer under this Agreement.

ARTICLE IX

EXPORT CONTROL

9.01         (a)           The Parties acknowledge that information and software (including, but not limited to, services and training) provided under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such information and software must be authorized under those regulations.  Each party hereby assures the other party that it will comply with all applicable export laws of the U.S. as may be in effect at the time any export of such information or software is made.

ARTICLE X

TERM AND TERMINATION

10.01       This Agreement shall be effective during the term commencing on the Effective Date hereof and shall continue unless terminated by mutual agreement between the Parties.

10.02       The rights and obligations of Buyer and Seller which by their nature would continue beyond termination of this Agreement shall survive and continue after any termination of this Agreement.

10.03       If a Party shall fail to fulfill one or more of its material obligations under this Agreement or the Purchase Agreement, to the extent that any such failure is not attributable to any failure on the part of the other Party to perform any of its obligations under this Agreement, the non-breaching Party may upon its election and in addition to any other remedies that it may have, at any time terminate the licenses granted under this Agreement by not less than (2) months prior written notice to the breaching Party specifying any such breach or failure, unless within the period of such notice all grounds specified therein for termination pursuant to this Section 10.03 shall have been remedied.

ARTICLE XI

ASSIGNABILITY

11.01       The Parties hereto have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a Party not be extended to entities other than such Party’s Related Companies without the other Party’s express written consent.

11.02       All of a Party’s rights, title and interest in this Agreement and any licenses and rights granted to it hereunder may be assigned to any of its Related Companies or any direct or indirect successor to all or a portion of the business of the Party, which successor shall thereafter be deemed substituted as the Party hereto, effective upon such assignment subject to written acceptance of such assignment by such successor.  Notwithstanding any such assignment to a successor, any licenses assigned herein to the successor do not include any past or future licenses to products that are sold or otherwise distributed, directly or indirectly, by such successor prior to any assignment.

ARTICLE XII

LICENSES TO RELATED COMPANIES AND IMPROVEMENTS

12.01       The grant of each license hereunder includes the right to grant sublicenses, within the scope of the original license grant, to a Party’s Related Companies for so long as they remain its Related Companies. Any and all licenses or sublicenses granted to Related Companies pursuant to this Agreement may be made effective retroactively, but not prior to the Effective Date hereof, nor, unless otherwise authorized pursuant to another provision of this Agreement, prior to the sublicensee’s becoming a Related Company of such Party.

12.02       Unless otherwise specifically expressed in this Agreement, the Purchase Agreement or the Collateral Agreements, no license to, or right of a Party, under any patent, copyright, trademark, trade secret, or any other intellectual property right, is either granted or implied by conveying any information to such Party.

12.03       Except as otherwise expressly provided for herein or the Purchase Agreement or the Collateral Agreements, no rights are granted to a Party under any improvements or derivative works of the Software or the Technical Information to the extent made by the other Party after the Effective Date.

12.04       The grant of each license hereunder also includes the right of a Party to sublicense (within the scope of its own license) any business which is divested by that Party or any of its Related Companies provided that the sublicense is granted within 60 (60) days of divestiture, provided that any such sublicense shall not include any past or future licenses to products which are sold or otherwise distributed, directly or indirectly, by an acquiror of such business prior to the date of acquisition even if they are of the same kind or similar to those of the divested business.

ARTICLE XIII

RIGHTS AND OBLIGATIONS

13.01       For any license provided from one party to the other, the licensee shall, at its sole expense, comply at all times with all applicable laws and regulations in connection with the use of the rights licensed to it hereunder, and obtain all appropriate permits and approvals, as applicable.

13.02       The licenses granted herein by Seller or Buyer, as the case may be, shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, to the fullest extent permitted by law, licenses to rights in “intellectual property” as defined in Section 101 of the Bankruptcy Code.  The parties agree that the licensee to any such licenses, as the case may be, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  In the event that a bankruptcy proceeding under the Bankruptcy Code is commenced by or against the licensor of any such licenses, the licensee shall be entitled to retain all of its rights under this Agreement (including without limitation all rights and licenses granted herein) pursuant to Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE XIV

WARRANTIES AND COVENANTS

14.01       Except as expressly provided herein, all warranties and representations are exclusively set forth in the Purchase Agreement.

14.02      (a)           EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT, THE TECHNICAL INFORMATION, SOFTWARE OR OTHER INFORMATION ASSIGNED OR LICENSED UNDER THIS AGREEMENT IS ASSIGNED OR LICENSED “AS IS” WITH ALL FAULTS, LATENT AND PATENT AND WITHOUT ANY WARRANTY OF ANY TYPE.  EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT SELLER AND ITS RELATED COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED.  BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT SELLER AND ITS RELATED COMPANIES MAKE NO REPRESENTATIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE TECHNICAL INFORMATION, SOFTWARE OR OTHER INFORMATION WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY AND IT SHALL BE THE SOLE RESPONSIBILITY OF BUYER TO MAKE SUCH DETERMINATION AS IS NECESSARY WITH RESPECT TO THE ACQUISITION OF LICENSES UNDER PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(b)           EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT, SELLER AND ITS RELATED COMPANIES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY PATENT INFRINGEMENT OR ANY OTHER CLAIM MADE BY BUYER OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM THE USE OF, THE TECHNICAL INFORMATION, SOFTWARE OR OTHER INFORMATION ASSIGNED OR LICENSED HEREUNDER.

14.03       Each party agrees:

(a)           that it will not, without the other party’s express written permission or as provided herein or in the Purchase Agreement, or as otherwise agreed to in writing, (i) use in advertising, publicity, or otherwise any trade name, trademark, trade device, service mark, symbol or any other identification or any abbreviation, contraction or simulation thereof owned or used by the other party or any of its Related Companies, or (ii) represent, directly or indirectly, that any product or service produced in whole or in part with the use of any of the Software or Technical Information is a product or service of the other party or any of its Related Companies; and

(b)           that except as otherwise expressly provided for in this Agreement, it will hold in confidence for the other party all private or confidential information of the other party, including any Software or Technical Information licensed hereunder that such party’s personnel may unavoidably receive or have access to during the performance of this Agreement.  Such party further agrees that all such information shall remain the property of the other party and, except as required to exercise its rights under this Agreement, that such party shall not make any disclosure of such information to anyone, except to employees of such party to whom such disclosure is necessary to the use for which rights are granted hereunder.  Such party shall appropriately notify all employees to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by them.

(c)           The restrictions under this Section 14.05 on the use or disclosure of such information shall not apply to such information:

(i)              which is independently developed by such party or is lawfully received free of restriction from another source having the right to so furnish such information; or

(ii)             after it has become generally available to the public by acts not attributable to such party or its employees, agents or contractors; or

(iii)            which at the time of disclosure to such party was known to such party free of restriction and evidenced by documentation in such party’s possession; or

(iv)            which the other party agrees in writing is free of such restrictions; or

(v)             which is requested pursuant to a judicial or governmental request, requirement or order under law,  provided that such party provides the other party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures.

14.04       In the event of any conflict between the representations and warranties in this Agreement and the representations and warranties in the Purchase Agreement, the representations and warranties in the Purchase Agreement shall prevail.

ARTICLE XV

GENERAL PROVISIONS

15.01       Consideration.  The consideration for the transfers, assignments and grant of rights and licenses under this Agreement by Seller to Buyer and by Buyer to Seller is provided in this Agreement and the Purchase Agreement and no further payment of royalties will be due under this Agreement.

15.02       Agreement Prevails.  This Agreement shall prevail in the event of any conflicting terms or legends, which may appear on documents, the Software, the Documentation or the Technical Information transferred or licensed hereunder.

15.03       Relationship Between Parties.  Neither Party to this Agreement shall have the power to bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party.  The Parties acknowledge and agree that nothing contained in this Agreement shall be deemed or construed to constitute or create between the Parties hereto a partnership, association, joint venture or other agency.

15.04       Entire Agreement.  This Agreement, the Purchase Agreement and Collateral Agreements set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merge all prior discussions between them, and none of the Parties shall be bound by any conditions, definitions, warranties, modifications, understandings or representations with respect to such subject matter other than as expressly provided herein or in the Purchase Agreement and Collateral Agreements, or, subsequent to the Effective Date, in writing and signed by a proper and duly authorized representative of the Party to be bound thereby.

15.05       Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

15.06       Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.07       Governing Law.  The Parties agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

15.08       Force Majeure.  Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, acts of terrorism, fire, explosion, flood, strike, lockout, embargo, act of God, or other cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted commercially reasonable efforts to avoid or remedy such force majeure.

15.09       Waiver.  Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party’s rights or remedies provided in this Agreement.

15.10       Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

15.11       No Other Interest in Products.  Except as otherwise agreed in this Agreement, in the Purchase Agreement, or in a Collateral Agreement, Seller and Buyer shall have no right or interest whatsoever in any product of the other Party whether such product is conceived or developed by the other Party, during or after the course of performance of this Agreement, the Purchase Agreement or any Collateral Agreement.  Nothing in this Agreement shall be construed to obligate Buyer or Seller to a specified level of effort in its promotion and marketing of any product.

15.12       Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE XVI

NOTICES

16.01       Until further notice in writing, any notice or other communication hereunder shall be deemed to be sufficiently given to the addressee and any delivery hereunder deemed made when sent by certified mail to the addresses set out below.

For Agere:	Agere Systems Inc.
Attn: Intellectual Property, Contract Administrator
9333 South John Young Parkway
Orlando, Florida 32819-8698
United States of America

With a copy to:	Agere Systems Inc.
Attn: Vice President - Law, Intellectual Property
1110 American Parkway, NE
Allentown, PA 18109
United States of America

For Buyer:	TriQuint Semiconductor, Inc.
Attn: Chief Financial Officer
2300 NE Brookwood Parkway
Hillsboro, OR 97124
United States of America
Facsimile: (503) 615-8900

With a copy to:	Ater Wynne LLP
Attn: Brenda L. Meltebeke
222 SW Columbia, Suite 1800
Portland, OR 97201
United States of America
Facsimile: (503) 226-0079

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on the respective dates entered below.

AGERE SYSTEMS INC.

By:	/s/ Gerard deBlasi

Name:

Gerard deBlasi

Title:	Vice President

Date:	January 2, 2003

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Raymond A. Link
Name:	Raymond A. Link
Title:	Vice President - Finance and Administration, Chief Financial Officer and Secretary

Date:	January 2, 2003

THIS AGREEMENT DOES NOT BIND OR OBLIGATE ANY PARTY

IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED

REPRESENTATIVES OF ALL PARTIES